EXHIBITS 5.1 AND 23.4

SCHNEIDER WEINBERGER LLP

Attorneys-at-Law

2200 Corporate Boulevard, N.W., Suite 210

Boca Raton, Florida 33431-7307

James M. Schneider, P.A	Telephone
Steven I. Weinberger, P.A.	(561) 362-9595
Facsimile
(561) 362-9612

Of Counsel:

Charles B. Pearlman

Brian A. Pearlman

December 13, 2011

Inuvo, Inc.

15550 Lightwave Drive

Suite 300

Clearwater, FL 33760

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Inuvo, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-4, filed with the U.S. Securities and Exchange Commission on November 14, 2011 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”) and pursuant to Rule 462(b) under the Act, covering 12,452,233 common shares, $0.001 par value (the “Shares”), to be issued pursuant to the Agreement and Plan of Merger dated October 16, 2011 (the “Merger Agreement”) by and among the Company, Anhinga Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Vertro, Inc., a Delaware corporation.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Shares; (c) the Registration Statement and the exhibits thereto; (d) the Merger Agreement, instruments and documents pursuant to which the Shares are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, it is our opinion that when (i) the Registration Statement becomes effective under the Act, (ii) the merger contemplated by the Merger Agreement is completed in accordance with the Merger Agreement, and (iii) the Shares have been registered in the names of the holders as contemplated by the Merger Agreement, the issuance of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ SCHNEIDER WEINBERGER LLP

Schneider Weinberger LLP

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